Exhibit 10.26

           FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

     This Agreement, made and entered into on this 7th day of February, 2000, and made effective as of February 7, 2000, by and between Enron Corp., (Company") and Kenneth L. Lay ("Employee"), is an amendment to that certain Employment Agreement between the parties entered into and made effective on December 9. 1996 (the "Employment Agreement").

     WHEREAS, the parties desire to amend the Employment
Agreement as provided herein;

     NOW, THEREFORE, for and in consideration of the covenants contained herein, and for other good and valuable considerations, the parties agree as follows:

     1. Article 2, paragraph 2.1 shall be deleted in its entirety and the following inserted in its place:

          "2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Employee for the period (the "Term") beginning on the Effective Date and ending on December 31, 2003, and thereafter for such period, if any, as may be agreed upon in writing by Employee and Company."

     2. Article 2 is hereby amended by adding the following paragraph 2.5:

               "2.5 Should Employee remain employed by
               Company beyond the expiration of the Term, such employment shall convert to a month-to-month relationship terminable at any time by either Company or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Company or Employee for any reason whatsoever, Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination and all other future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate."

     3. Article 3, Section 3.1 is hereby amended in its entirety and the following is inserted in its place:

               "3.1 Base Salary.   During the period
               beginning on the Effective Date and ending on December 31, 1996, Employee shall receive an annual base salary equal to $990,000 which increased to 1.2 million dollars on May 1, 1997 and then increased to 1.3 million dollars on May 1, 1998. Thereafter, during the period of this Agreement, Employee shall receive a minimum annual base salary equal to $1,300,000. Employee's base salary shall be reviewed annually and may be increased annually and from time to time by the Board of Directors (or the Compensation and Management Development Committee of such Board) in its sole discretion and, after any such change, Employee's new level of base salary shall be Employee's base salary for purposes of this Agreement until the effective date of any subsequent change. Employee's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives; provided, however, that Employee hereby irrevocable elects and agrees that any base salary payable to Employee pursuant to this paragraph 3.1 in excess of $1,000,000 during any taxable year of Company shall be deferred under Company's 1994 Deferral Plan. Any amounts deferred under Company's 1994 Deferral Plan pursuant to this paragraph 3.1 shall be subject to all of the terms and conditions of such plan, including, without limitation, the time of payment provisions thereof."

     4. Article 5, paragraph 5.1 is hereby deleted and the following inserted in its place:

               "5.1 As part of the consideration for the compensation and benefits to be paid to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Company's interests in the confidential information of Company and the business relationships developed by Employee with the clients and potential clients of Company, and as an additional incentive for Company to enter into this Agreement, Company and Employee agree to the non-competition provisions of this Article 5. Employee agrees that during the period of Employee's non-competition obligations hereunder,
               Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Company or any of its affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

               (i)  engage in any business competitive with
               the business conducted by Company;

               (ii) render advice or services to, or
               otherwise assist, any other person,
               association, or entity who is engaged,
               directly or indirectly, in any business
               competitive with the business conducted by Company; or

               (iii)     induce any employee of Company or
               any of its affiliates to terminate his or her employment with Company or its affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

These non-competition obligations shall extend until the latter of (a) expiration of the Term or (b) one year after termination of the employment relationship."

     5. Article 7, paragraph 7.1(i) is hereby deleted in its entirety and the following inserted in its place:

               "(i) Employee shall receive a lump sum
               payment for each full calendar year of the remaining Term of this Agreement equal to the total of Employee's 2000 annual base salary of $1,300,000, Employee's 1999 bonus payable in 2000 of $3,900,000 and the 2000 long-term grant value of $15,000,000."

     6. Article 7, paragraph 7.2 is hereby deleted in its entirety and the following inserted in its place:

               "7.2 Certain Additional Payments by Company.
               Notwithstanding anything to the contrary in this Agreement, in the event that any payment, distribution, or other benefit provided by Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments.
               Company and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Employee shall notify Company immediately in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Employee) within five days of the receipt of such claim. Company shall notify Employee in writing at least five days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Employee shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Employee receives a refund of any amount paid by Company with respect to such claim, Employee shall promptly pay such refund to Company. If Company fails to timely notify Employee whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee."

     7. Article 7, paragraph 7.6(iii) is hereby deleted in its entirety and the following inserted in its place:

               "(iii)    "Involuntarily Terminated" shall
               mean termination of Employee's employment with Company (A) by Company for any reason whatsoever except for Cause or (B) by Employee for Good Reason."

     8. Article 8 is hereby amended by adding the following paragraph:

               "8.15  If a dispute arises out of or
               related to this Agreement and the dispute cannot be settled through direct discussions, Company and Employee agree that, except for disputes arising out of a breach or alleged breach of Articles 4 and 5, they shall to first endeavor to settle the dispute in an amicable fashion, including the use of a mediator. If such efforts fail to resolve the dispute, the dispute, and any dispute arising under Articles 4 and 5, shall be resolved as follows:

     (a) Except as provided in Subsection (b), any and all claims, demands, cause of action, disputes, controversies, and other matters in questions arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving Company, Enron, Employee, and/or their respective representatives, even through some or all of such claims allegedly are extra-contractual in nature, whether such claims sound in contract, tort, or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief, including all aspects of any disputes arising out of Articles 4 or 5 [excepting only temporary or preliminary injunctive relief as specified in subsection (b) hereof] shall be resolved by binding arbitration pursuant to the Federal Arbitration Act in accordance with the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitration proceeding shall be conducted in Houston, Texas. The arbitration may be initiated by either party by the providing to the other a written notice of arbitration specifying the claims. Within thirty (30) days of the notice of initiation of the arbitration procedure, each party shall denominate one arbitrator. The two arbitrators shall select a third arbitrator failing agreement on which within thirty (30) days of the original notice, the parties (or either of them) shall apply to the Senior Active United States District Judge for the Southern District of Texas, who shall appoint a third arbitrator. The three arbitrators, utilizing the Commercial Arbitration Rules of the American Arbitration Association, shall by majority vote within 120 days of the selection of the third arbitrator, resolve all disputes between the parties. There shall be no transcript of the hearing before the arbitrators. The arbitrators' decision shall be in writing, but shall be as brief as possible. The arbitrators shall not assign the reasons for their decision. The arbitrators' decision shall be final and non-appealable to the maximum extent permitted by law. Judgment upon any award rendered in any such arbitration proceeding may be entered by any federal or state court having jurisdiction. This agreement to arbitrate shall be enforceable in either federal or state court. The enforcement of this agreement to arbitrate and all procedural aspects of this agreement to arbitrate, including but not limited to, the construction and interpretation of this agreement to arbitrate, the issues subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the Federal Arbitration Act and shall be decided by the arbitrators. In deciding the substance of any such claims, the arbitrators shall apply the substantive laws of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other State's law); provided, however, it is expressly agreed that the arbitrators shall have no authority to award treble, exemplary, or punitive damages under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary, or punitive damages in connection with any such claims. Even though cessation of employment under this Agreement may affect Employee's rights under the Stock Option Grant Agreements or the Split Dollar Agreement referenced in paragraphs 3.5 and 3.6 and/or the Company's 1991 Stock Plan (the "1991 Stock Plan"), this agreement to arbitrate is not applicable to disputes between or among Company and Employee based upon or arising out of the Stock Option Grant Agreements or the Split Dollar Agreement referenced in paragraphs 3.5 and 3.6 the 1991 Stock Plan, or any other agreement, benefit plan, or program heretofore or hereafter entered into between Employee and Company, or its affiliates.

     (b) Notwithstanding the agreement to arbitrate contained in Subsection 8.15(a), in the event that either party wishes to seek a temporary restraining order or a preliminary or temporary injunction to maintain the status quo pending the Arbitrator's award, each party shall have the right to pursue such temporary injunctive relief in court. The parties agree that such action for a temporary restraining order or a preliminary or temporary injunction may be brought in the State or federal courts residing in Houston, Harris County, Texas, or in any other forum in which jurisdiction is appropriate, and each of Company and Employee hereby irrevocably appoints the Secretary of State for the State of Texas as an agent for receipt of service of process in connection with such litigation."

     This Agreement is the First Amendment to the Employment Agreement, and the parties agree that all other terms, conditions and stipulations contained in the Employment Agreement shall remain in full force and effect and without any change or modification, except as provided herein.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


KENNETH L. LAY                ENRON CORP.


/s/ KENNETH L. LAY            /s/ CHARLES A. LeMAISTRE
Date:     2/7/00              Name:  Charles A.LeMaistre
                              Title: Chair, Compensation &
                              Management Development
                              Committee
                              Date: February 7, 2000